EXHIBIT 99.2

PepsiAmericas Acquires

Central Investment Corporation

Minneapolis, MN, January 10, 2005 – PepsiAmericas, Inc. (NYSE: PAS) today announced that it has completed the acquisition of Central Investment Corporation (“CIC”).  The CIC business serves customers in Southeast Florida and Central Ohio as well as offers full-line vending operations in both of these territories.  Terms of the transaction were previously disclosed on December 16, 2004.

With the completion of this transaction, PepsiAmericas remains the second largest Pepsi bottler with operations in 19 states, Central Europe including Poland, Hungary, the Czech Republic and Republic of Slovakia, and the Caribbean including Puerto Rico, Jamaica, the Bahamas, Barbados, and Trinidad and Tobago.  In total, PepsiAmericas serves geographic areas with a population of more than 122 million people.  PepsiAmericas manufactures, distributes and markets a broad portfolio of Pepsi-Cola, and other national and regional brands.  PepsiCo, Inc. (NYSE: PEP) beneficially owns an approximately 41 percent equity interest in PepsiAmericas.

CONTACT:

Kathryn C. Koessel

Investor Relations

612-661-3830